Exhibit 107

Calculation of Filing Fee Tables
Form S-8
(Form Type)

Hims & Hers Health, Inc.
(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	10,674,087 (2)	$9.37 (3)	$100,016,195.19	0.0001476	$14,762.40
Total Offering Amounts					$100,016,195.19		$14,762.40
Total Fee Offsets (4)							--
Net Fee Due							$14,762.40

1.Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), that become issuable under the Registrant’s 2020 Equity Incentive Plan (the “Equity Incentive Plan”) as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of Registrant’s Class A Common Stock, as applicable.

2.Represents shares of Class A Common Stock that were automatically added to the shares reserved for issuance under the Equity Incentive Plan on January 1, 2024 pursuant to an “evergreen” provision contained in the Equity Incentive Plan (the “Equity Incentive Plan Evergreen Shares”).

3.The price per share of the Equity Incentive Plan Evergreen Shares is based upon the average of the high and low prices of the Class A Common Stock on February 21, 2024, as reported on the New York Stock Exchange, which date is within five business days prior to the filing of this Registration Statement.

4.The Registrant does not have any fee offsets.